Exhibit 99.2

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES AVICENNA TECHNOLOGY

Berwyn, PA, April 28, 2011 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Avicenna Technology, Inc., a privately held supplier of custom, fine-featured components used in the medical device industry. Avicenna Technology with its headquarters and manufacturing operations in Montevideo, MN, has annual sales of approximately $25 million.

“Avicenna adds to our growing portfolio of businesses that serve the highly attractive medical device market and is an excellent fit with our Technical Services for Electronics (TSE) business, acquired in 2010,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Avicenna provides us with additional expertise in producing fine-featured catheter and other medical components for leads, guide wires and custom medical assemblies. Combined with our TSE business, Avicenna positions AMETEK as the only medical interconnects provider with integrated capabilities for the catheter, cardiac and neurostimulation markets,” adds Mr. Hermance.

Avicenna Technology joins AMETEK’s Engineered Materials, Interconnects and Packaging, (EMIP) Division, which manufactures highly engineered electronic interconnects and microelectronic packaging for a wide range of electronics applications. EMIP is a division within AMETEK’s Electromechanical Group—a differentiated supplier of electrical interconnects, specialty metals, technical motors, floor care motors and specialty motors with annualized sales of $1.3 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.9 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop

AMETEK ACQUIRES AVICENNA TECHNOLOGY

new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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